News Release
For Immediate Release

TearLab Enters Into Cooperative Marketing Agreement

with Abbott Medical Optics’ Canadian Subsidiary

San Diego, CA —August 31, 2010— (GLOBE NEWSWIRE) – TearLab Corporation (Nasdaq:TEAR; TSX:TLB) today announced that it has entered into a cooperative marketing agreement with Abbott Medical Optics Inc.’s subsidiary, AMO Canada Company (“AMO Canada”).  Under the agreement, AMO Canada’s sales force will directly sell the TearLab™ Osmolarity System in Canada while TearLab will help promote AMO Canada’s products for the relief of dry eye symptoms, including Blink® Moisturizing Eye Drops.  Financial terms were not disclosed.

Dry Eye Disease (“DED”) is a common condition affecting approximately 100 million people worldwide. In its mild to moderate forms, it can reduce the quality of vision and the ability to go about daily activities.  In its more severe forms, DED can lead to permanent loss of vision. According to numerous peer-reviewed studies, Tear Osmolarity is the single best test for the diagnosis of DED.

The TearLab Osmolarity System is intended to measure the osmolarity of human tears to aid in the diagnosis of DED in conjunction with other methods of clinical evaluation. Using a novel lab-on-a-chip approach, the TearLab System requires less than 50 nL (nanoliters) of tear fluid and displays quantitative osmolarity results in less than 30 seconds.  By requiring such a small amount of tears, the TearLab System eliminates the challenges that previously prevented point-of-care osmolarity testing.  In addition, it is simple enough to be operated by a technician, greatly improving patient throughput either in an office or center setting.

“We are proud to be working with a world-leading organization like AMO and are confident that, with their support, sales traction of the TearLab Osmolarity System will continue to build in Canada,” said Elias Vamvakas, TearLab’s Chief Executive Officer.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab™ Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab™ Osmolarity System.  Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

CONTACTS:

Investors
Stephen Kilmer, President
Kilmer Lucas Inc.
(905) 690-2400 Ext. 21
stephen@kilmerlucas.com

Media
Leonard Zehr, Managing Director
Kilmer Lucas Inc.
(905) 690-2400 Ext. 41
len@kilmerlucas.com